Exhibit 10.2

AMENDMENT TO AMENDED AND RESTATED SECONDMENT AGREEMENT

This Amendment to Amended and Restated Secondment Agreement (this “Amendment”), effective as of October 22, 2015, is entered into by and among SFX Entertainment, Inc. (the “Company”), ID&T Enterprise B.V. (the “Home Company”), IDT/SFX North America LLC (“ID&T”) and Ritty van Straalen (“Employee”).  The Company, the Home Company, ID&T and Employee are collectively referred to herein as the “Parties”.

Reference is made to that certain Amended and Restated Secondment Agreement (the “Employment Agreement”) dated April 6, 2015 (the “Original Agreement”) by and among the Parties.  The Parties now desire to amend certain terms of the Employment Agreement as set forth herein.  Accordingly, in consideration of the terms and provisions hereof, the Parties hereby agree as follows:

1.                                      Section 2 of the Employment Agreement is hereby modified by adding in new subsections as follows:

“q.                                Restricted Stock Grant.  Employee is hereby granted Three Hundred Thousand (300,000) shares of restricted stock of the Company (the “Restricted Stock”).  The Restricted Stock is issued pursuant to, and subject to, the Plan. The Restricted Stock shall vest in accordance with the following vesting schedule so long as Employee is in the continuous employ of the Company (or any of its affiliates, successors, or assigns) on such dates:  (i) 100,000 as of the date hereof (the date of such approval, the “Restricted Stock Grant Date”), (ii) 100,000 on the first anniversary of the Restricted Stock Grant Date and (iii) 100,000 on the second anniversary of the Restricted Stock Grant Date (collectively, the “Vesting Schedule”, each date an “Installment Date”, and the number of shares of Restricted Stock vesting on each Installment Date, the “Installment Shares”),

i.                  Notwithstanding the Vesting Schedule, in the event of a Change of Control (as defined in the Plan), all unvested Restricted Stock shall accelerate and immediately vest upon the closing of such Change of Control, and all of the Restricted Stock will be cashed out in the Change of Control in accordance with the terms of such acquisition.

ii.               Notwithstanding the Vesting Schedule, in the event of death, Disability, termination by Employee for Good Reason, or termination by the Company for any reason other than Cause, all such unvested Restricted Stock shall fully vest immediately.

iii.            In the event of a Transaction (as defined below), all then vested shares of Restricted Stock shall be cashed out in the Transaction, and to the extent that any shares of the Restricted Stock are unvested at the time of such Transaction, all of such unvested shares shall also accelerate and be cashed out in the Transaction in accordance with the terms of such acquisition, provided that all proceeds generated therefrom shall be placed in an escrow or similar account held by the Company for the benefit of

Employee to be released as set forth herein.  On any Installment Date after the Transaction, the Company shall withdraw from such account and pay to Employee an amount equal to such number of Installment Shares multiplied by the price paid per share of common stock at the time of the Transaction, provided that Employee is in continuous employment of the successor company on such Installment Date.  For purposes of this Agreement, a “Transaction” means any merger or acquisition that results in the ownership of 50% or more of the outstanding common stock of the Company, the acquisition of substantially all assets of the Company, or similar acquisition of control of the Company, by Mr. Robert F.X. Sillerman or his affiliates.    Notwithstanding this Section and in addition to the consideration paid thereunder, in the event the market price per share of the successor company on such Installment Date is greater than the price per share in the Transaction, the successor company shall pay the difference to Employee with respect to each of the Installment Shares that would have vested had a Transaction not occurred.  The market price per share of the successor company shall be set, if publicly traded, at the closing price of the stock on the Installment Date or, if the market is not open on the Installment Date, the following trading day.  If the stock of the successor company is not publicly traded, the market price of such shares shall be determined by the board of the successor company.

r.                                         Option Grant.  Employee is hereby granted Five Hundred Thousand (500,000) stock options (the “Option Grant”) at Fair Market Value (as defined in the Plan) per share.  The Option Grant shall vest in accordance with the following vesting schedule so long as Employee is in the continuous employ of the Company (or any of its affiliates, successors, or assigns) on such dates:  (i) 25% upon the date hereof (the “Option Grant Date”), and (ii) 25% on each of the first three anniversaries of Option Grant Date.  The Option Grant is issued pursuant to, and subject to, the Plan.”  Notwithstanding the foregoing vesting schedule, such Option Grant shall fully vest immediately prior to the date on which the Company consummates a Change of Control (as defined in the Plan) and in the event of death, Disability, termination by Employee for Good Reason, or termination by the Company for any reason other than Cause.”

2.                                      Section 26 of the Employment Agreement is hereby modified by adding the following at the end of Section 6: “Notwithstanding any provision in this Section to the contrary, following a Change of Control Transaction Employee shall have the right to terminate his employment hereunder following a twelve month service period (the “Service Period”), provided he provides no less than three months advance notice of his election to terminate and at that time enters into an agreement with the Company providing that for a three month period following his termination Employee shall not render services to any person or entity that is a business competitor of the Company or its affiliates (including but not limited any person or entity relating in any way to live entertainment, electronic dance music, or the production of music festivals). Upon the conclusion of the Service Period, any unvested equity grants held by Employee shall accelerate in full.”

3.                                      Except as amended hereby, the Employment Agreement shall remain unchanged and in full force and effect.  Any references in the Employment Agreement to the “Agreement” shall mean the Employment Agreement as amended by this Amendment.

4.                                      In the event of a conflict between this Amendment and the Employment Agreement, this Amendment shall control for all purposes.

5.                                      This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement.  Signatures on this Amendment which are transmitted by email or facsimile shall be binding as if original signatures.

6.                                      This Agreement shall in all respects be interpreted, enforced, and governed by and continued and enforced in accordance with Dutch law.  Any dispute, action or proceeding in connection with the matters related to or arising out of this Agreement shall be submitted to the jurisdiction of the relevant court in the Netherlands.

[Signature page follows.]

SFX ENTERTAINMENT, INC.

By:	/s/ Robert FX Sillerman
	Name:	Robert FX Sillerman
	Title:	CEO

EMPLOYEE

/s/ Ritty van Straalen
Ritty van Straalen